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                                                           EXHIBIT 5(b)

                [MARSHALL HILL CASSAS & de LIPKAU LETTERHEAD]


                               October 30, 1995


FirstMiss Gold Inc.
6025 South Quebec Street
Suite 310
Englewood, Colorado 80111

        Re: $200,000,000 Aggregate Offering Price of Securities of FirstMiss Gold Inc.

Ladies and Gentlemen:

        We have acted as special Nevada counsel to FirstMiss Gold Inc., a Nevada corporation (the "Company"), in connection with a registration statement on Form S-3 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended.

        The Company has provided us with a draft prospectus (the "Prospectus") which is a part of the Registration Statement. The Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus (each a "Prospectus Supplement"). The Prospectus as supplemented by a various Prospectus Supplements will provide for the registration by the Company of up to $200,000,000 aggregate offering price of (i) one or more series of senior, senior subordinated or subordinated debt securities (the "Debt Securities"),
(ii) one or more series of preferred stock, par value $0.01 per share (the "Preferred Stock"), (iii) shares of common stock, par value $0.01 per share (the "Common Stock"), or (iv) warrants to purchase Common Stock, Preferred Stock or Debt Securities (the "Warrants"). The Debt Securities, Preferred Stock, Common Stock and Warrants are collectively referred to herein as the "Securities." Any Debt Securities and Preferred Stock may be exchangeable and/or convertible into shares of Common Stock or Preferred Stock. The Debt Securities may be issued pursuant to one or more indentures (collectively, the "Indentures"), in each case between the Company and a trustee.












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FirstMiss Gold Inc.
October 17, 1995
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     In our capacity as Nevada corporate counsel to the Company in connection with the Registration Statement, we are generally familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Securities. For purposes of this opinion, we have assumed that such proceedings will be timely and properly completed, in accordance with all requirements of applicable federal and Nevada securities laws, in the manner presently proposed.

     We have made such legal and factual examinations and inquiries, including an examination of originals and copies certified or otherwise identified to our satisfaction, of all such documents, corporate records and instruments of the Company as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We have been furnished with, and with your consent have exclusively relied upon, certificates of officers of the Company with respect to certain factual matter. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

     We are opining herein as to the effect on the subject transaction only of the internal laws of the State of Nevada, and we express no opinion herein with respect to the applicability thereto, or the effect thereon, of the federal law of the United States, the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing and other qualifications set forth herein, it is our opinion that, as of the date hereof:

     1. The Company has the authority pursuant to its Articles of Incorporation, as amended, to issue up to 10,000,000 shares of Preferred Stock. When a series of Preferred Stock has been duly established in accordance with the terms of the Articles of Incorporation and applicable law, and upon adoption by the Board of Directors of the Company of a resolution in form and content as required by applicable law and upon issuance of delivery of and payment for such shares in the manner contemplated by the Registration Statement,






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FirstMiss Gold Inc.
October 17, 1995
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the Prospectus and the related Prospectus Supplement(s) and by such resolution, such shares of such series of Preferred Stock (including any Preferred Stock duly issued (i) upon the exercise of any Warrants exercisable for Preferred Stock or (ii) upon the exchange or conversion of Debt Securities that are exchangeable or convertible into Preferred Stock) will be validly issued under the laws of the State of Nevada, fully paid and nonassessable.

        2. The Company has the authority pursuant to its Articles of Incorporation to issue up to 50,000,000 shares of Common Stock. Upon adoption by the Board of Directors of the Company of a resolution in form and content as required by applicable law and upon issuance and delivery of any payment for such shares in the manner contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement(s) and by such resolution, such shares of Common Stock (including any Common Stock duly issued (i) upon the exchange or conversion of any shares of Preferred Stock that are exchangeable or convertible into Common Stock, (ii) upon the exercise of any Warrants exercisable for Common Stock or (iii) upon the exchange or conversion of Debt Securities that are exchangeable or convertible into Common Stock) will be validly issued under the laws of the State of Nevada, fully paid and nonassessable.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.




                                Very truly yours,

                                /s/ MARSHALL HILL CASSAS & de LIPKAU

                                MARSHALL HILL CASSAS & de LIPKAU

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